Exhibit 99.7

November 2, 2015

Golden Entertainment, Inc. (the “Company”)

6595 S Jones Blvd

Las Vegas, NV 89118

Attn: Matthew Flandermeyer

Re:          Agreements Regarding Transfer of Shares

Pursuant to Section 3(e) of the Shareholders’ Agreement dated as of January 25, 2015 by and among the Company, The Blake L. Sartini and Delise F. Sartini Family Trust (the “Trust”) and each of the shareholders of the Company listed on Schedule I thereto (the “Shareholders’ Agreement”), D’Oro Holdings, LLC (the “LLC”) hereby agrees to be bound by and subject to the terms of the Shareholders’ Agreement as if the LLC were originally a Shareholder (as defined in the Shareholders’ Agreement) party thereto.

Pursuant to Section 5.22(f) of the Agreement and Plan of Merger, dated as of January 25, 2015, entered into by and among the Company, LG Acquisition Corporation, Sartini Gaming, Inc. and the Trust, as amended (the “Merger Agreement”), the LLC hereby acknowledges and agrees: (i) to be bound by the provisions of Section 5.22 of the Merger Agreement as a Stockholder Related Party (as defined in the Merger Agreement) with respect to the 750,000 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”) to be transferred by the Trust to the LLC, and (ii) that following such transfer, the LLC shall have the rights and obligations of the Trust under Section 5.22 of the Merger Agreement with respect to such Shares.

Sincerely,

D’Oro Holdings, LLC

By: /s/ Blake L. Sartini, II

Name: Blake L. Sartini, II

Title: Manager

ACCEPTED AND AGREED:

GOLDEN ENTERTAINMENT, INC.

By: /s/ Matthew Flandermeyer

Name: Matthew Flandermeyer

Title: Executive Vice President and Chief Financial Officer